Exhibit 99.3

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2019, by and among Quaker Chemical Corporation, a Pennsylvania corporation (“Buyer”), Gulf Houghton Lubricants, Ltd., as representative (the “Sellers’ Representative,” and together with Buyer, the “Parties” and each individually a “Party”) of the former shareholders (the “Sellers”), optionholders (the “Optionholders”) and holders of share appreciation rights (“SAR Holders”) of Global Houghton Ltd., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”); and Citibank N.A. (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Share Purchase Agreement, dated as of April 4, 2017 (the “Purchase Agreement”), by and among Buyer, the Company, the Sellers, the Optionholders, SAR Holders and the Sellers’ Representative.

RECITALS

WHEREAS, Buyer, the Sellers, and the Sellers’ Representative have entered into the Purchase Agreement providing for the sale by the Sellers, and the purchase by Buyer, of the Shares, the closing with respect to which (the “Closing”) is taking place on the date hereof;

WHEREAS, the Purchase Agreement provides for the delivery of (i) an aggregate of $29,999,907.84 in cash (the “Escrow Cash”) and (ii) 374,272 shares of Buyer’s Common Stock, $1.00 par value (the “Escrow Shares”) by book-entry transfer, in each case, to the Escrow Agent on the Closing Date to be held subject to and applied as set forth in this Agreement; and

WHEREAS, the Escrow Agent agrees to hold and distribute the Escrow Cash and Escrow Shares in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.          Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.          Escrow Funds.

(a)          Simultaneous with the execution and delivery of this Agreement, the Buyer is depositing with the Escrow Agent the Escrow Cash in immediately available funds and the Escrow Shares in book entry format to be held as a book entry position in the name of “Citibank N.A. as Escrow Agent for Quaker Chemical Corporation and Gulf Houghton Lubricants, Ltd.” at the Buyer’s transfer agent (the “Transfer Agent”). The Escrow Agent shall acknowledge receipt of the Escrow Cash and Escrow Shares, in each case, together with all products and proceeds thereof, including all interest, dividends, distributions, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”) to be held in separate and distinct accounts (each, an “Escrow Account”), subject to the terms and conditions of this Agreement. “Escrow Cash” shall be increased by the amount of any Escrow Earnings that are cash and “Escrow Shares” shall be increased by the amount of any Escrow Earnings that are securities; provided, however, that any Escrow Earnings attributable to the Escrow Shares (i.e., dividends paid on the Escrow Shares) shall be held in a separate and distinct Escrow Account (the "Dividend Escrow Account"). The Parties acknowledge that the Escrow Shares will be held in an account at the Transfer Agent and reflected on the monthly statement for the Escrow Account as “shares held at Transfer Agent.”

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(b)          For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

(c)          Subject to this Section 2(c), the Sellers’ Representative shall be entitled to exercise all voting rights and all other rights with respect to such Escrow Shares other than as restricted herein. The Sellers’ Representative shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. Neither the Escrow Agent nor Sellers’ Representative shall have an obligation to solicit consents or proxies from the Escrow Share Contributors for purposes of any such vote.

(d)          No fractional shares of Buyer’s Common Stock, $1.00 par value, shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account to a particular Escrow Share Contributor, any fractions of shares below 0.5 shall be rounded down and not released to such Escrow Share Contributor, and any fractions of shares equal to or above 0.5 shall be rounded up and released to such Escrow Share Contributor (provided that the Sellers’ Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then being distributed).

3.          Investment of Escrow Funds.

(a)          Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest and reinvest the Escrow Funds in an interest-bearing deposit account with an initial interest rate of 100 basis points (1.00%).

The deposits held in such deposit account are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Parties acknowledge that the initial interest rate is subject to change from time to time and that any such rate changes will be reflected on the monthly account statement provided to the Parties. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(b)          The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

4.          Disposition and Termination of the Escrow Funds.

(a)          Escrow Fund. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

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(i)          Upon receipt of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction.

(ii)         If at any time any of the Parties receives a Final Determination (as defined herein), then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a courtesy copy of such Final Determination to the other Party and (B) on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Determination. Subject to the terms of this Section 4(a), the Escrow Agent will act on such Final Determination without further inquiry.

(iii)        Except as otherwise set forth herein, all payments of any part of the Escrow Funds shall, to the extent available, be comprised of Escrow Cash and Escrow Shares in the same proportion as the Escrow Cash and Escrow Shares initially deposited into the Escrow Account as of the Closing Date, unless otherwise agreed in a Joint Release Instruction.

(iv)        In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by facsimile, electronic mail (“e-mail”) or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(v)         Within two (2) Business Days after the Escrow Step-Down Date, the Buyer and the Sellers’ Representative shall provide the Escrow Agent a Joint Release Instruction instructing the Escrow Agent (i) to remit cash (A) to a designated paying agent (the “Paying Agent”) as the Sellers’ Representative’s agent for further distribution to the Sellers and (B) to the Company for further distribution to the Optionholders and the SAR Holders, and (ii) to instruct the Transfer Agent to transfer from the Escrow Agent’s account to the accounts of the respective Escrow Share Contributors maintained by the Transfer Agent with respect to Escrow Shares, a portion of the Escrow Funds comprised of (1) half of the Escrow Cash, less the aggregate amount of the indemnifiable Losses previously paid from the Escrow Funds with Escrow Cash, less the aggregate amount of indemnifiable Losses claimed by the Buyer Indemnitees in pending claims for indemnification that as of such date potentially would be paid with Escrow Cash and (2) half of the Escrow Shares, less the aggregate amount of the indemnifiable Losses previously paid from the Escrow Funds with Escrow Shares, less the aggregate amount of indemnifiable Losses claimed by the Buyer Indemnitees in pending claims for indemnification that as of such date potentially would be paid with Escrow Shares. Any deductions from the Escrow Cash provided pursuant to the previous sentence shall be allocated proportionally (based on cash balance) between Escrow Cash (other than Escrow Cash held in the Dividend Escrow Account) and Escrow Cash held in the Dividend Escrow Account. The Paying Agent shall further distribute such Escrow Cash remitted to the Paying Agent (other than Escrow Cash held in the Dividend Escrow Account) to the to the Escrow Share Contributors in accordance with instructions delivered to the Paying Agent, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto; the Company shall further distribute such Escrow Cash remitted to the Company to the Optionholders and the SAR Holders in accordance with instructions delivered to the Company, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Cash Contributor’s name under the column “Cash Percentage” on Exhibit B hereto; the Paying Agent shall further distribute such Escrow Cash held in the Dividend Escrow Account to the Escrow Share Contributors in accordance with instructions delivered to the Paying Agent, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto; and the Escrow Shares shall be distributed by the Transfer Agent in accordance with instructions delivered to the Transfer Agent, which shall be to the respective accounts of the Escrow Share Contributors maintained by the Transfer Agent on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto.

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(vi)        Within two (2) Business Days after the Escrow Termination Date, the Buyer and the Sellers’ Representative shall provide the Escrow Agent a Joint Release Instruction instructing the Escrow Agent (i) to remit cash (A) to the Paying Agent for further distribution to the Sellers and (B) to the Company for further distribution to the Optionholders and the SAR Holders, and (ii) to instruct the Transfer Agent to transfer from the Escrow Agent’s account to the respective accounts of the Escrow Share Contributors maintained by the Transfer Agent with respect to Escrow Shares, a portion of the Escrow Funds comprised of (1) the remaining Escrow Cash, less the aggregate amount of indemnifiable Losses claimed by the Buyer Indemnitees in pending claims for indemnification that as of such date potentially would be paid with Escrow Cash and (2) the remaining Escrow Shares, less the aggregate amount of indemnifiable Losses claimed by the Buyer Indemnitees in pending claims for indemnification that as of such date potentially would be paid with Escrow Shares. For the avoidance of doubt, if, on the Escrow Termination Date, there are no pending claims for indemnification, such Joint Release Instruction shall instruct the Escrow Agent (i) to remit cash (A) to the Paying Agent for further distribution to the Sellers and (B) to the Company for further distribution to the Optionholders and the SAR Holders and (ii) to instruct the Transfer Agent to transfer the remaining Escrow Shares from the Escrow Agent’s account to the respective accounts of the Escrow Share Contributors maintained by the Transfer Agent. Any deductions from the Escrow Cash provided pursuant to the previous sentence shall be allocated proportionally (based on cash balance) between Escrow Cash (other than Escrow Cash held in the Dividend Escrow Account) and Escrow Cash held in the Dividend Escrow Account. The Paying Agent shall further distribute such Escrow Cash remitted to the Paying Agent (other than Escrow Cash held in the Dividend Escrow Account) to the to the Escrow Share Contributors in accordance with instructions delivered to the Paying Agent, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto; the Company shall further distribute such Escrow Cash remitted to the Company to the Optionholders and the SAR Holders in accordance with instructions delivered to the Company, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Cash Contributor’s name under the column “Cash Percentage” on Exhibit B hereto; the Paying Agent shall further distribute such Escrow Cash held in the Dividend Escrow Account to the Escrow Share Contributors in accordance with instructions delivered to the Paying Agent, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto; and the Escrow Shares shall be distributed by the Transfer Agent to the respective accounts of the Escrow Share Contributors maintained by the Transfer Agent in accordance with instructions delivered to the Transfer Agent, which shall be on a pro rata basis based on the percentages set forth opposite each such Escrow Share Contributor’s name under the column “Stock Percentage” (if any) on Exhibit B hereto.

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(vii)       For purposes of this Agreement, the value of a share of Stock Consideration as of a certain date shall be equal to the volume-weighted trading average of a share of Buyer Common Stock for the ten (10) trading days prior to such date.

(viii)      Any distribution of all or a portion of the Escrow Shares to be made to the Escrow Share Contributors pursuant to the terms of this Agreement, shall be made by delivery of such Escrow Shares, via book entry at Depository Trust Company or through a transfer instruction to the Transfer Agent in accordance with the applicable Joint Release Instruction. Any distributions of all or a portion of funds to be made to the Escrow Cash Contributors pursuant to the terms of this Agreement shall be made to the Paying Agent or the Company, as applicable, by wire transfer to an account specified in the applicable Joint Release Instruction.

(b)          Certain Definitions.

(i)          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in the State of New York.

(ii)         “Escrow Cash Contributors” shall refer to each Person identified on Exhibit B for which Buyer has contributed Escrow Cash on such Person’s behalf.

(iii)        “Escrow Contributors” shall mean the Escrow Cash Contributors and the Escrow Share Contributors, collectively.

(iv)        “Escrow Share Contributors” shall refer to each Person identified on Exhibit B for which Buyer has contributed Escrow Shares on such Person’s behalf.

(v)         “Escrow Step-Down Date” shall mean the date that is twelve (12) months following the Closing Date.

(vi)        “Escrow Termination Date” shall mean the date that is eighteen (18) months following the Closing Date.

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(vii)       “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(viii)      “Joint Release Instruction” means the joint written instruction, in the form of Exhibit C attached hereto, of the Sellers’ Representative and the Buyer, which is executed by the Sellers’ Representative and the Buyer, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

(ix)         “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

5.          Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction (as set forth in Section 13) or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for the Escrow Agent’s fraud, willful misconduct or gross negligence. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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6.          Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Sellers’ Representative and the Buyer acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.          Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid one-half by the Buyer and one-half by the Sellers’ Representative (on behalf of the Escrow Contributors). The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds or shares under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of the Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to the Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

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8.          Indemnity. Each of the Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the fraud, gross negligence or willful misconduct of Escrow Agent or any such Indemnitee or by the failure of the Escrow Agent to comply with Section 9, or (b) its following any instructions or other directions from the Sellers’ Representative or the Buyer. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable and documented claim for indemnification, out-of-pocket expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. Notwithstanding anything to the contrary herein, the Sellers’ Representative (on behalf of the Escrow Contributors) and the Buyer agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Sellers’ Representative (on behalf of the Escrow Contributors) and one-half by the Buyer. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9.          Tax Matters.

(a)          The Escrow Contributors shall each be responsible for and the taxpayer on all taxes due on their share of the dividends, interest or income earned on the Escrow Funds for the calendar year in which such interest or income is earned, based on their share of such dividends, interest and income as set forth on Exhibit B. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request with respect to each Escrow Contributor. For the sake of clarity, the Escrow Agent will issue (1) a 1099-INT for interest earned on the Escrow Cash to each Escrow Cash Contributor in accordance with their pro-rata percentage stated on Exhibit B, (2) a 1099-DIV for dividends paid on the Escrow Shares to each Escrow Share Contributor in accordance with their pro-rata percentage stated on Exhibit B and (3) a 1099-INT for interest earned on dividends deposited to the Dividend Escrow Account to each Escrow Share Contributor in accordance with their pro-rata percentage stated on Exhibit B.

(b)           The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.  Other than in connection with any required withholding and information reporting, the Parties acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to the Escrow Funds or any income earned by the Escrow Funds.

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(c)          Should the Escrow Agent be engaged to perform annual tax information reporting for principal payments, all such reporting will be completed at the written direction of Buyer, such that Buyer shall continue to be identified as payor and withholding agent. The Escrow Agent will, in accordance with Buyer’s written instructions, file, print and mail information returns to persons or entities receiving disbursements pursuant to the Agreement and transmit withholding amounts as directed by Buyer.

(d)          The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. The Escrow Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10.         Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Sellers’ Representative and the Buyer that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.         Notices. All notices, requests, demands and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Sellers’ Representative, then to:

Gulf Houghton Lubricants Ltd.

Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman

KY1-1102 Cayman Islands

Facsimile: (305) 675-2619

Email Address: Sandra@accla.im

Attention: Sandra Georgeson

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with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020

Facsimile: (212) 849-5914

E-mail: rwheeler@mayerbrown.com

Attention: Reb D. Wheeler

or, if to the Buyer, then to:

Quaker Chemical Company

One Quaker Park

901 E. Hector Street

Conshohocken, PA 19428-2380

Facsimile: (610) 832-4496

E-mail: traubr@quakerchem.com

Attention: Robert T. Traub

with a copy (which shall not constitute notice) to:

Drinker, Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, Pennsylvania 19103

Facsimile: (215) 988-2757

E-mail: Douglas.Raymond@dbr.com

Attention: F. Douglas Raymond, III

or, if to the Escrow Agent, then to:

Citibank, N.A.

c/o Citi Private Bank

Citibank, N.A

388 Greenwich Street, 29th Floor

New York, NY 10013

Facsimile: (212) 783-7131

E-mail: john.p.howard@citi.com

Attention: John P. Howard

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (iv) or (v) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

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12.         Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts and shares in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and the Sellers’ Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.         Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Sections 6 and 16, without the prior written consent of the other parties. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 13 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 13 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK COUNTY, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D)  AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. For the avoidance of doubt, the Parties, solely as between themselves, agree and acknowledge that (i) until amounts from the Escrow Funds are actually distributed to them, the right to payment of each “Optionholder and “SAR Holder (each as defined in the Share Purchase Agreement) under this Agreement is that of a mere, unsecured creditor, and no Optionholder or SAR Holder shall acquire or be deemed to have acquired any legal, equitable, or beneficial right, interest or claim in the Escrow Funds as a result of this Agreement; (ii) clause (i) of this sentence shall be interpreted in a manner consistent with the creation of a grantor trust, as described in Rev. Proc. 92-65; and (iii) this Section 13 shall not supersede or amend Section 11.10 of the Purchase Agreement, which shall remain in full force and effect.

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14.         Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.         Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

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16.         Assignment. No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). To comply with Federal law including USA Patriot Act requirements, the assigning Party shall cause its assignee(s) to, and its assignee(s) shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. Notwithstanding the foregoing, the Buyer may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve Buyer of any obligation hereunder except to the extent actually performed or satisfied by the assignee, and the Buyer shall be required to notify the Escrow Agent of such assignment as described above. Any Seller may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve such Seller of any obligation hereunder or in the Purchase Agreement except to the extent actually performed or satisfied by the assignee, and the Sellers’ Representative shall be required to notify the Escrow Agent of such assignment as described above.

17.         Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

19.         Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties hereto agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds a Citibank pursuant to the terms and conditions of this Escrow Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

20.         Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

BUYER:

Quaker Chemical Corporation

By:	/s/Robert T. Traub
Name: Robert T. Traub
Title: Vice President, General Counsel and Corporate Secretary

SELLERS’ REPRESENTATIVE:

Gulf Houghton Lubricants, Ltd.

By:	/s/ Sandra Georgeson
Name: Sandra Georgeson
Title: Director

ESCROW AGENT:

CITIBANK, N.A.

By:	/s/ John P. Howard
Name:	John P. Howard
Title:	Director